Exhibit 99.2

NASH-FINCH COMPANY ATTN: Kathleen M Mahoney 7600 FRANCES AVENUE SOUTH EDINA, MN 55435

VOTE BY INTERNET – [website] Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE – [telephone number] Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it [address]. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED The Board of Directors recommends you vote FOR proposals 1, 2. and 3. For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated as of July 21, 2013, by and among Nash-Finch Company (the “Company”), Spartan Stores, Inc. a Michigan corporation (“Spartan Stores”), and SS Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Spartan Stores, as it may be amended from time to time. 02 Alec C. Covington 03 Mickey P. Foret 2. To approve an advisory (non-binding) proposal on the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise related to the proposed transactions. 3. To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve Proposal 1. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 51160 . 0 . 0 . R1 1 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give _ full title as such. Joint owners should each sign personally. All holders must sign, If a corporation or partnership, please sign in full 0000158151 corporate or partnership name, by authorized officer,

DETACH AND RETURN THIS PORTION ONLY

NASH FINCH COMPANY Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement, are available at [website] NASH-FINCH COMPANY Special Meeting of Stockholders [Date] [Time] This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) William P. Voss, Alec C. Covington and Kathleen M. Mahoney, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NASH-FINCH COMPANY that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholder(s) to be held at [TIME], [DATE], at the [LOCATION], and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors” recommendations.

Continued and to be signed on reverse side